                                        Exhibit 4.50
SECOND SUPPLEMENTAL INDENTURE
This SECOND SUPPLEMENTAL INDENTURE, dated as of April 30, 2025 (the “Supplemental Indenture”), among Amcor Finance (USA), Inc., a Delaware corporation (herein called the “Issuer”), as Issuer, Berry Global Group, Inc., a Delaware corporation (“Berry Parent”), and Berry Global, Inc. a Delaware corporation and wholly-owned subsidiary of Berry Parent (together with Berry Parent, the “New Guarantors” and each, a “New Guarantor”), each having its principal office at 101 Oakley Street, Evansville, Indiana 47710, and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee under the Indenture (as defined below) (herein called the “Trustee”).
RECITALS
The Issuer, Amcor plc (the “Parent Guarantor”), Amcor UK Finance plc, Amcor Pty Ltd and Amcor Flexibles North America, Inc. (each, an “Initial Subsidiary Guarantor” and, together with the Parent Guarantor, the “Original Guarantors”) and the Trustee have entered into an Indenture dated as of May 26, 2023, as amended and/or supplemented from time to time (herein called the “Indenture”), providing for the issuance of Securities, including the Issuer’s 5.625% Guaranteed Senior Notes due 2033. Capitalized terms used but not defined in this Supplemental Indenture have the same meaning provided in the Indenture.
Section 1010 of the Indenture provides that if any Subsidiary of the Parent Guarantor which is not a Guarantor becomes a Relevant Guarantor, then within 30 days of such Subsidiary becoming a Relevant Guarantor, the Parent Guarantor shall cause that Subsidiary to also become a Guarantor of all amounts due and owing on the Securities Outstanding under the Indenture by such New Guarantor, the Issuer and the Trustee executing and delivering a New Guarantor Supplemental Indenture within such 30 days.
The entry into this Supplemental Indenture by each New Guarantor, the Issuer and the Trustee is in all respects authorized by the provisions of the Indenture.
All things necessary to make this Supplemental Indenture a valid agreement of each New Guarantor, the Issuer and the Trustee and a valid amendment of and supplement to the Indenture have been done.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, each New Guarantor, the Issuer and the Trustee each hereby agree as follows:
ARTICLE ONE
Section 101. New Guarantor under the Indenture.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each New Guarantor hereby agrees with the Issuer, the Guarantors, the Trustee and the Holders of any Securities Outstanding under the Indenture that concurrently with the execution and delivery of this Supplemental Indenture by each New Guarantor it shall become a Guarantor for the purposes of the Indenture and for purposes of all amounts due and owing on the Securities Outstanding under the Indenture. In connection therewith, (i) each New Guarantor hereby unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee the due and punctual payment of the principal (including any amount due in respect of original issue discount) of and any premium and interest on such Security (and any Additional Amounts and other amounts payable by the Issuer in respect thereof), when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the Indenture, including (without limitation) Article Thirteen of the Indenture, (ii) the rights and obligations of each New Guarantor and the restrictions imposed upon it under the Indenture shall be the same in all respects as if each New Guarantor had been an Original Guarantor under the Indenture and (iii) the rights and obligations and restrictions imposed upon the other Guarantors shall be the same in all respects as if each New Guarantor had been an Original Guarantor.
Section 102. Notices.
Each New Guarantor agrees that all notices that may be delivered pursuant to the Indenture may be delivered to it at the following address:
Address: 101 Oakley Street, Evansville, Indiana 47710
Attention: Michael Rumley
Section 103. Submission to Jurisdiction; Appointment of Agent for Service of Process.
Each New Guarantor hereby appoints Amcor Finance (USA), Inc., c/o Corporation Service Company acting through its office at 251 Little Falls Drive, Wilmington, Delaware 19808, as its authorized agent (the “Authorized Agent”) upon which process may be served in any legal action or proceeding against it with respect to its obligations under the Indenture or its Guarantee, as the case may be, instituted in any federal or state court in the Borough of Manhattan, The City of New York by the Holder of any Security and agrees that service of process upon such Authorized Agent, together with written notice of said service to such New Guarantor by the Person serving the same addressed as provided in Section 102 hereof, shall be deemed in every respect effective service of process upon such New Guarantor in any such legal action or proceeding, and each New Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any such court in respect of any such legal action or proceeding and waives any objection it may have to the laying of the venue of any such legal action or proceeding. Such appointment shall be irrevocable until all amounts in respect of the principal of and any premium and interest due and to become due on or in respect of all the Securities issued under the Indenture have been paid by the Issuer or a Guarantor, as the case may be, to the Trustee pursuant to the terms thereof, the Securities and the Guarantees; provided, however, that upon release of a New Guarantor pursuant to Section 1302 of the Indenture, such New Guarantor’s appointment of the Authorized Agent under this Section 103 shall be automatically and unconditionally irrevocably terminated. Notwithstanding the foregoing, each New Guarantor reserves the right to appoint another Person, selected in its discretion, as a successor Authorized Agent, and upon acceptance of such appointment by such a successor the appointment of the prior Authorized Agent shall terminate. Each New Guarantor shall give notice to the Trustee and all Holders of the appointment by it of a successor Authorized Agent. If for any reason Amcor Finance (USA), Inc. ceases to be able to act as the Authorized Agent, each New Guarantor will appoint a successor Authorized Agent in accordance with the preceding sentence. Each New Guarantor further agrees to take any and all action, including the filing of any and all documents and instruments as may be necessary to continue such designation and appointment of such agent in full force and effect until the Indenture has been satisfied and discharged in accordance with Article Four or Article Twelve thereof. Service of process upon the Authorized Agent addressed to it at the address set forth above, as such address may be changed by notice given by the Authorized Agent to the Trustee, together with written notice of such service mailed or delivered to the Issuer, the Guarantors and each New Guarantor shall be deemed, in every respect, effective service of process on such New Guarantor.
Section 104. The Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and each New Guarantor.

ARTICLE TWO
Provisions of General Application
Section 201. Effective Date.
This Supplemental Indenture takes effect when each party has executed one counterpart of this deed, whether the same or different counterparts (the “Effective Date”). This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Supplemental Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures.
As of the Effective Date, each New Guarantor shall be deemed to be added to the list of Guarantors contained in Schedule 1 to the Indenture.
Section 202. Governing Law.
This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such a statute), excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State; provided, however, that the authorization and execution of this Supplemental Indenture by and on behalf of each New Guarantor, shall be governed by the laws of the State of Delaware.
Section 203. Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

AMCOR FINANCE (USA), INC.

By: __________________________________ Name: Michael J. Rumley Title: Authorized Officer

BERRY GLOBAL GROUP, INC.

By: __________________________________ Name: Title:

BERRY GLOBAL, INC.

By: __________________________________ Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee, Registrar and Paying Agent

By: __________________________________ Name: Title:	By: __________________________________ Name: Title:

[Signature Page to Supplemental Indenture (AFUI 2023 Indenture)]